As filed with the Securities and Exchange Commission on June 6, 2003

Registration No. 333-_____

Registration No. 333-09448

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

____________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AND

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

____________________

DOLLAR GENERAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Tennessee		61-0502302
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
100 Mission Ridge Goodlettsville, Tennessee 37072
(Address of Principal Executive Offices, including Zip Code)

DOLLAR GENERAL CORPORATION 1998 STOCK INCENTIVE PLAN

(As Amended and Restated Effective June 2, 2003)

(Full Title of the Plan)

Susan S. Lanigan
Vice President, General Counsel and Corporate Secretary

100 Mission Ridge

Goodlettsville, Tennessee  37072

(615) 855-4000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $.50 per share	20,000,000 shares	$18.35	$367,000,000	$29,727.00

_______________________________

(1)

Plus such indeterminate number of additional shares as may be required to cover antidilutive adjustments under the 1998 Stock Incentive Plan (the “Plan”).

(2)

Dollar General Corporation  (the “Company”) previously registered 7,500,000 shares for issuance pursuant to the Plan on Form S-8 (Registration No. 333- 09448)  filed with the Securities and Exchange Commission on September 25, 1998, and paid a registration fee of $59,073.75 in connection therewith.  Subsequent to the filing of that registration statement, the Company declared a 5 for 4 stock split, resulting in an additional 1,875,000 shares authorized for issuance pursuant to the Plan. The Company’s shareholders also subsequently approved amendments to the Plan that further increased the amount of shares authorized for issuance pursuant to the Plan by an aggregate of 20 million shares. This Registration Statement is being filed pursuant to General Instruction E. of Form S-8 to register all such additional shares for issuance pursuant to the Plan. No additional filing fee is due, however, for the 1,875,000 additional shares available for issuance as a result of the stock split.

(3)

Computed pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of determining the amount of the registration fee, based upon the average of the high and low prices reported for the Company’s Common Stock on the New York Stock Exchange Consolidated Tape on June 3, 2003 (U.S. $18.35).

The undersigned Registrant hereby files this Registration Statement on Form S-8 (the "Registration Statement") to register an additional 20,000,000 shares of Dollar General Corporation (the "Registrant" or the "Company") common stock, $0.50 par value (the "Common Stock"), for issuance under the Dollar General Corporation 1998 Stock Incentive Plan (the "Plan"). Pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference as if fully set forth herein the contents of the Registration Statement on Form S-8 (Registration No. 333-09448) filed by the Registrant with the Securities and Exchange Commission on September 25, 1998, and amends such Registration Statement to reflect the additional 1,875,000 shares of Common Stock available for issuance pursuant to the terms of the Plan as a result of the five for four stock split that occurred subsequent to the filing of such Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.

Indemnification of Directors and Officers

The Tennessee Business Corporation Act ("TBCA") allows a Tennessee corporation's charter to contain a provision eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director’s fiduciary duty as a director.  Under the TBCA, a Tennessee business corporation may not eliminate or limit director monetary liability for (i) breaches of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; or (iii) unlawful dividends, stock repurchases or redemptions. This provision also may not limit a director’s liability for violation of, or otherwise relieve a corporation or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.  The Registrant's charter contains a provision stating that directors shall not be personally liable for monetary damage to the corporation or its shareholders, except to the extent required by the TBCA.

The Tennessee Business Corporation Act (the "TBCA") provides that a corporation  may indemnify any of its directors and officers  against  liability incurred in connection with a proceeding if (a) such person acted in good faith; (b) in the case of conduct in an  official  capacity  with the  corporation, he reasonably believed such conduct was in the corporation's best interests; (c) in all other  cases,  he  reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the  corporation.  The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received.  In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding.  The TBCA provides that a court of competent jurisdiction, unless the corporation's charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

The  Registrant's Charter and Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by applicable law. The Registrant's Bylaws provide further that the Registrant shall advance expenses to each director and officer of the Registrant to the full extent allowed by the laws of the State of Tennessee, both as now in effect and as hereafter adopted.  Under the Registrant's Charter and Bylaws, such indemnification  and advancement of expenses provisions are not exclusive of any other right that a director or officer may have or acquire both as to action in his or her official capacity and as to action in another capacity.  The Registrant believes that its Charter and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

The Registrant has in effect a directors' and officers' liability insurance policy that provides coverage for its directors and officers.  Under this policy, the insurer agrees to pay, subject to certain exclusions, for any claim made against a director or officer of the Registrant for a wrongful act by such director or officer, but only if and to the extent such director or officer becomes legally obligated to pay such claim, or incurs certain costs in defending such claim.

Item 8.

Exhibits

See Exhibit Index on page 4 hereof.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goodlettsville, State of Tennessee, on the 6th day of June, 2003.

DOLLAR GENERAL COPORATION

By:	/s/ David A. Perdue
David A. Perdue Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Capacity	Date

	/s/ David A. Perdue David A. Perdue	Chairman and Chief Executive Officer(Principal Executive Officer)	June 6, 2003

	/s/ James J. Hagan James J. Hagan	Executive Vice President and Chief Financial Officer (Principal Financial and Chief Accounting Officer)	June 6, 2003

	* David L. Beré	Director	*
	* Dennis C. Bottorff	Director	*
	* Barbara L. Bowles	Director	*
	* James L. Clayton	Director	*
	* Reginald D. Dickson	Director	*
	* E. Gordon Gee	Director	*
	* John B. Holland	Director	*
	* Barbara M. Knuckles	Director	*
	* James D. Robbins	Director	*
	* David M. Wilds	Director	*
	* William S. Wire, II	Director	*
* By:	/s/ Susan S. Lanigan	Attorney-in-Fact	June 6, 2003
Susan S. Lanigan

EXHIBIT INDEX
Exhibit No.	Description
4.1	Dollar General Corporation 1998 Stock Incentive Plan (As Amended and Restated Effective as of June 2, 2003).
4.2	Sections 7, 8, 9, 10 and 12 of the Dollar General Corporation Charter, as amended (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 29, 2000).
4.3	Dollar General Corporation Bylaws (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended August 2, 2002, filed with the SEC on August 28, 2002).
4.4

Rights Agreement dated as of February 29, 2000, between Dollar General Corporation and Registrar and Transfer Company (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 29, 2000).

5	Opinion of Dinsmore & Shohl LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Dinsmore & Shohl LLP (included in Exhibit 5).
24	Power of Attorney.